Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (No. 333-238020) on Form F-3 and the related Prospectus of Perion Network Ltd., dated January 20, 2021, and to the incorporation by reference therein of our reports, dated March 11, 2020, with respect to the consolidated financial statements of Content IQ LLC., included in the Form 6-K furnished by Perion Network Ltd. With the Securities and Exchange Commission on May 6, 2020.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
January 20, 2021	A member of Ernst & Young Global